                                                                    Exhibit 99.1

                                              Contacts:
                                              Rebecca Peterson
                                              Director, Corporate Communications
                                              Alkermes, Inc.
                                              (617) 583-6378

                                              James M. Frates
                                              Chief Financial Officer
                                              Alkermes, Inc.
                                              (617) 494-0171

                     ALKERMES REPORTS FINANCIAL RESULTS FOR

                            FIRST QUARTER FISCAL 2004

CAMBRIDGE, MA, AUGUST 7, 2003 -- Alkermes, Inc. (NASDAQ:ALKS) today reported its financial results for the three-month period ended June 30, 2003. The net loss on a GAAP basis for the quarter ended June 30, 2003 was $30.6 million or $0.47 per share as compared to a net loss of $45.3 million or $0.70 per share for the three months ended June 30, 2002. Included in the net loss for the three months ended June 30, 2002 is a $24.2 million noncash charge related to the equity investment Alkermes made in Reliant Pharmaceuticals, LLC ("Reliant") in December 2001.

PRO FORMA RESULTS

Pro forma net loss for the three months ended June 30, 2003 was $28.2 million or $0.44 per share compared to a pro forma net loss of $21.0 million or $0.33 per share for the three months ended June 30, 2002. The pro forma net loss for the three months ended June 30, 2003 excludes a $3.8 million noncash derivative charge associated with the provisional call structure of the Company's 6.52% convertible senior subordinated notes (the "6.52% Senior Notes") issued in December 2002, as well as $1.4 million of other noncash income recognized on the net increase in the fair value of warrants held in connection with licensing arrangements. Pro forma net loss for the quarter ended June 30, 2002 excludes a $24.2 million noncash charge related to our investment in Reliant. The increase in the pro forma net loss for the current period as compared to the same period of the prior year was primarily due to a reduction in the revenues reported relating to the Company's collaboration with Eli Lili and Company ("Lilly") following the restructuring of the programs in December 2002 to provide upfront funds for development activities in calendar 2003 into 2004, and changes in the stage of several other collaborative agreements.

Alkermes is providing pro forma results as a complement to results provided in accordance with accounting principles generally accepted in the U.S. (known as "GAAP"). The pro forma net loss excludes the noncash derivative charge related to the provisional call structure of the 6.52% Senior Notes, other noncash income recognized on the net increase in the fair value of warrants held in connection with licensing arrangements and the noncash charge related to the Company's investment in Reliant. The changes in the fair value of the warrants are likely to recur and will be recorded either as a gain or a loss, depending on the market value of the securities underlying the warrants. Management believes this pro forma measure helps indicate underlying trends in our ongoing operations by excluding the above items that are unrelated to our ongoing operations.

REVENUES

Total revenues were $4.3 million for the quarter ended June 30, 2003 compared with $10.3 million for the three months ended June 30, 2002. Total manufacturing and royalty revenues were $1.5 million for the quarter ended June 30, 2003, including $1.1 million of manufacturing and royalty revenues for Risperdal Consta(TM). During the quarter, the Company conducted its semi-annual shutdown of the Risperdal Consta facility in Ohio.

In July 2003, the Company resumed manufacturing and began multi-shift operations at this facility in anticipation of approval of Risperdal Consta in the U.S. Johnson & Johnson has filed for approval of Risperdal Consta around the world. To date, the product has been approved for sale in 35 countries outside the U.S. and Janssen-Cilag, a wholly owned subsidiary of Johnson & Johnson, is currently marketing Risperdal Consta in 15 of those countries.

Research and development revenue under collaborative arrangements for the three months ended June 30, 2003 was $2.8 million compared to $10.3 million for the quarter ended June 30, 2002. The decrease was primarily a result of the restructuring of our AIR(R) insulin and AIR hGH programs with Lilly, changes in the Company's partners, as well as changes in the stage of several other collaborative programs. Beginning January 1, 2003, Alkermes no longer records research and development revenue for work performed on the Lilly programs, but instead uses the proceeds from Lilly's purchase of $30 million of the Company's Convertible Preferred Stock in December 2002 to pay for development costs into calendar year 2004. Also in December 2002, the royalty rate payable to Alkermes based on revenues of potential inhaled insulin products was increased. Lilly has the right to return the Convertible Preferred Stock to the Company in exchange for a reduction in this royalty rate.

COST OF GOODS MANUFACTURED

For the three months ended June 30, 2003, the cost of goods manufactured was $2.6 million, consisting of approximately $1.4 million for Risperdal Consta and approximately $1.2 million for Nutropin Depot(R).

RESEARCH AND DEVELOPMENT/GENERAL AND ADMINISTRATIVE EXPENSES

There were $21.7 million in research and development expenses and $5.8 million in general and administrative expenses for the three months ended June 30, 2003. This compares with $24.6 million in research and development expenses and $6.0 million in general and administrative expenses for the three months ended June 30, 2002. Research and development expenses were lower in the three months ended June 30, 2003 primarily because the Company is now separately reporting the cost of goods manufactured for its commercial products, Risperdal Consta and

Nutropin Depot. This decrease was partially offset by an increase in occupancy costs and depreciation expense related to the expansion of the Company's facilities in both Massachusetts and Ohio. The decrease in general and administrative expenses for the three months ended June 30, 2003 reflects a decrease in consulting costs, which were partially offset by an increase in personnel costs and insurance costs.

INTEREST INCOME/EXPENSE

Interest income for the three months ended June 30, 2003 was $1.0 million as compared with $1.4 million for the three months ended June 30, 2002. The decrease in interest income was primarily the result of a decline in interest rates. Interest expense was $3.5 million for the three months ended June 30, 2003 as compared to $2.1 million for the same period in the prior year. The increase resulted primarily from interest charges related to the 6.52% Senior Notes issued in December 2002.

OTHER INCOME

Other income, net was $1.4 million in the three months ended June 30, 2003 as compared to $0 for the three months ended June 30, 2002. This amount represents income recognized on the net increase in the fair value of warrants held in connection with licensing arrangements, which are recorded as derivatives in the consolidated balance sheets. The recorded value of such warrants can fluctuate significantly based on fluctuations in the market value of the underlying securities of the issuer of the warrants.

DERIVATIVE LOSS RELATED TO 6.52% CONVERTIBLE SENIOR SUBORDINATED NOTES

On June 18, 2003, the Company announced it had exercised its right to automatically convert the 6.52% Senior Notes into its common stock on July 18, 2003. The 6.52% Senior Notes contained a provision that if the automatic conversion occurred on or prior to December 30, 2004 or if the holders voluntarily converted prior to December 30, 2004, the Company would pay additional interest equal to two full years of interest on the converted notes or the "Two-Year Interest Make-Whole," less any interest paid prior to conversion. The Two-Year Interest Make-Whole represented an embedded derivative. The value of the embedded derivative was increased by $3.8 million in the quarter to reflect the full value of amounts to be paid pursuant to the Two-Year Interest Make-Whole. The total value of the derivative was approximately $17.1 million at June 30, 2003 and is reflected as a liability on the consolidated balance sheets. On July 18, 2003, upon the conversion of the then outstanding 6.52% Senior Notes and payment of the Two-Year Interest Make-Whole, the embedded derivative was settled in full and the balance was reduced to zero.

CASH AND INVESTMENTS

At June 30, 2003, Alkermes had total cash and investments of $113.6 million as compared to $145.0 million at March 31, 2003. The decrease in cash and total investments during the three months ended June 30, 2003 was primarily a result of cash used to fund Alkermes' operations, to acquire fixed assets and to make interest and principal payments on its indebtedness.

CONVERSION OF 6.52% SENIOR NOTES

As discussed above, on June 18, 2003, the Company announced that it had exercised its right to automatically convert all of its outstanding 6.52% Senior Notes into shares of its common stock on July 18, 2003. During July 2003, $150.7 million principal amount of 6.52% Senior Notes were exchanged for shares of Alkermes' common stock. Alkermes issued an aggregate of 20.9 million shares of common stock in exchange for such notes, reflecting the value of both the principal and interest.

On July 18, 2003, upon conversion of the remaining $23.8 million principal amount of the 6.52% Senior Notes, the Company issued 3.1 million shares of common stock and paid $2.3 million in cash to satisfy the Two-Year Interest Make-Whole payment. Alkermes converted each $1,000 principal amount of these notes into 130.1744 shares of common stock and paid the holder an interest payment of $97.80 in cash, representing the remaining 1.5 years of interest due on the 6.52% Senior Notes.

Alkermes, Inc. is an emerging pharmaceutical company developing products based on our sophisticated drug delivery technologies to enhance therapeutic outcomes. Our areas of focus include: controlled, extended-release of injectable drugs utilizing our ProLease(R) and Medisorb(R) delivery systems and the development of inhaled pharmaceutical products based on our proprietary Advanced Inhalation Research, Inc. ("AIR(R)") pulmonary delivery system. Our business strategy is twofold. We partner our proprietary technology systems and drug delivery expertise with many of the world's finest pharmaceutical companies and also develop novel, proprietary drug candidates for our own account. In addition to our Massachusetts headquarters, research and manufacturing facilities, we operate research and manufacturing facilities in Ohio.

Certain statements set forth above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that such statements are based on reasonable assumptions within the bounds of our knowledge of our business and operations, various factors may cause our actual results to differ materially from our expectations. These include: whether additional regulatory approvals will be received for Risperdal Consta, particularly in the U.S. after the receipt of a non-approvable letter from the FDA; whether additional commercial launches of Risperdal Consta in countries where it has been or may be approved occur in a timely or successful manner; whether manufacturing and royalty revenues for Risperdal Consta or our other product meet the magnitude and timing that we expect, particularly because we rely on our partners to market these products; whether we enter into any collaboration with a third party to market or fund a proprietary product candidate and whether the terms of such a collaboration meet our expectations; whether we will get a return on our investment in Reliant; and whether advancement of our pipeline will be delayed due to: actions or decisions by our partners with regard to development and regulatory strategy, timing and funding which are out of our control; the outcome of clinical and preclinical work we are pursuing, including the results of clinical trials; decisions by the FDA or foreign regulatory authorities regarding our product candidates, which may be based on interpretations of data that differ from our interpretations; potential changes in cost, scope and duration of clinical trials; and our ability to successfully and efficiently manufacture our commercial products and scale-up our product candidates. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to the reports filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Alkermes disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

Note: Alkermes will host a conference call at 4:30 pm EDT on August 7, 2003. The call will be webcast on the investor relations section of Alkermes' website at www.alkermes.com and will be archived until Monday, August 11, 2003 at 5:00 pm EDT.

                                (tables follow)

                         ALKERMES, INC. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      Three Months   Three Months
CONDENSED CONSOLIDATED                                                   Ended          Ended
STATEMENTS OF OPERATIONS                                                June 30,       June 30,
(UNAUDITED)                                                               2003           2002
-------------------------------------------------------------------------------------------------
Revenues:
  Manufacturing and royalty revenues                                  $      1,545   $          -
  Research and development revenue under collaborative arrangements          2,757         10,291
-------------------------------------------------------------------------------------------------
    Total Revenues                                                           4,302         10,291
-------------------------------------------------------------------------------------------------
Expenses:
  Cost of goods manufactured                                                 2,560              -
  Research and development                                                  21,673         24,599
  General and administrative                                                 5,781          6,016
-------------------------------------------------------------------------------------------------
    Total Expenses                                                          30,014         30,615
-------------------------------------------------------------------------------------------------
Net Operating Loss                                                         (25,712)       (20,324)
-------------------------------------------------------------------------------------------------
Other Income (Expense):
  Interest income                                                              975          1,366
  Other income, net                                                          1,409              -
  Derivative loss related to convertible senior subordinated notes          (3,764)             -
  Interest expense                                                          (3,480)        (2,081)
-------------------------------------------------------------------------------------------------
    Total Other (Expense) Income                                            (4,860)          (715)
-------------------------------------------------------------------------------------------------
Equity in Losses of Reliant Pharmaceuticals, LLC                                 -        (24,213)
-------------------------------------------------------------------------------------------------
NET LOSS                                                                  ($30,572)      ($45,252)
=================================================================================================
BASIC AND DILUTED LOSS PER COMMON SHARE                                   ($  0.47)      ($  0.70)
=================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                        64,736         64,261
=================================================================================================

PRO FORMA RECONCILIATION:
NET LOSS-GAAP                                                             ($30,572)      ($45,252)
  Equity in Losses of Reliant Pharmaceuticals, LLC                               -         24,213
  Other income, net                                                         (1,409)             -
  Derivative loss related to convertible senior subordinated notes           3,764              -
-------------------------------------------------------------------------------------------------
NET LOSS-PRO FORMA                                                        ($28,217)      ($21,039)
=================================================================================================
BASIC AND DILUTED LOSS PER COMMON SHARE                                   ($  0.44)      ($  0.33)
=================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                        64,736         64,261
=================================================================================================

CONDENSED CONSOLIDATED
BALANCE SHEETS                                              June 30,        March 31,
(UNAUDITED)                                                   2003            2003
-------------------------------------------------------------------------------------
Cash, cash equivalents and total investments                $113,630        $ 145,040
Receivables, prepaid expenses,
  other current assets and inventory                           8,722           12,043
Property, plant and equipment, net                            94,750           91,474
Other assets                                                   9,211            7,142
-------------------------------------------------------------------------------------
TOTAL ASSETS                                                $226,313        $ 255,699
=====================================================================================
Total current liabilities                                   $ 56,509        $  54,044
Deferred revenue                                               6,741           10,114
Convertible subordinated notes                               166,807          166,587
Convertible preferred stock                                   30,000           30,000
Total shareholders' deficit                                  (33,744)          (5,046)
-------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                 $226,313        $ 255,699
=====================================================================================

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended March 31, 2003 and the Company's report on Form 10-Q for the three months ended June 30, 2003.

On July 18, 2003, after the conversion of the 6.52% Senior Notes, there were
88.9 million shares of the Company's common stock outstanding.